UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 25, 2007 (April 19, 2007)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of a Registrant.

On April 19, 2007, AHR Capital Limited (the "Borrower"), a subsidiary of Anthracite Capital, Inc. (the "Company"), the Company, as sponsor, and Lehman Commercial Paper Inc., UK Branch (the "Initial Lender") entered into a Multicurrency Revolving Credit Facility Agreement (the "Facility Agreement").

The Facility Agreement makes available to the Borrower an extension of credit in an amount not to exceed certain loan commitments, which was $150 million on the date of the Facility Agreement. The Borrower shall apply amounts borrowed by it under the Facility Agreement for the purpose of purchasing and refinancing certain debt assets and securities of the Borrower and specified related matters. The borrowings under the Facility Agreement are guaranteed by the Company. Each extension of credit has one interest period of three months, subject to certain conditions and adjustments as may be made from time to time between the lender and the Borrower. The rate of interest on each extension of credit will be pegged to either the LIBOR, EURIBOR or optional currency LIBOR, as the context shall require. The Facility Agreement contains affirmative and negative covenants which, among other things, require the Borrower to meet certain financial compliance tests, including a minimum tangible net worth test and a minimum debt service coverage ratio.

The foregoing description of the Facility Agreement is not complete and is qualified in its entirety by reference to the full text of the Facility Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Facility Agreement, dated April 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By: /s/ James J. Lillis

Name:	James J. Lillis
Title:	Chief Financial Officer and Treasurer

Dated: April 25, 2007